Exhibit 24

MOORE STEPHENS COOPER MOLYNEUX, LLP

Chartered Accountants

8th Floor, 701 Evans Avenue

Toronto, Ontario

Canada M9C 1A3

Tel: (416) 626-6000 Fax: (416) 626-8650

www.mscm.ca

Jack C. Cooper

James H. B. Glover

Alex R. Makuz

James M. Molyneux

Sandra A. Solecki

Rosario A. Suppa

David C. Thorman

November 18, 2003

Robert J. Mottern

Weizenecker, Rose, Mottern and Fisher, P.C.

1800 Peachtree Street, Suite 620

Atlanta, Georgia 30309

Dear Mr. Mottern,

Re: American Entertainment and Animation Corporation

December 31, 2002 Audited Financial Statements

We hereby provide our consent as independent accountants to the incorporation of the above noted financial statements in the Company's Form 10-KSB for the period ended December 31, 2002.

Please call if you require any further information.

Yours truly,

MOORE STEPHENS COOPER MOLYNEUX LLP

/s/ Sandy A. Solecki

Sandy A. Solecki